FOR IMMEDIATE RELEASE

KENNY INDUSTRIAL SERVICES, L.L.C.       CANISCO RESOURCES, INC.
MICHAEL G. ROTHMAN                      TED MANSFIELD
PHONE:   (312) 645-9000                 PHONE:   (850) 477-6437
EMAIL:   mrothman@kennyis.com           EMAIL:   tedcrab@aol.com


      Kenny Industrial Services, L.L.C. to acquire Canisco Resources, Inc.

CHICAGO, Illinois and WILMINGTON, Delaware--June 28, 2000/PRNewswire/--Kenny Industrial Services, L.L.C. ("Kenny") and Canisco Resources, Inc. ("Canisco") today announced that their companies have entered into a definitive merger agreement under which Kenny will acquire all of the outstanding shares of Canisco Resources, Inc.

Under the terms of the agreement, a wholly owned subsidiary of Kenny will commence a tender offer to purchase all outstanding shares of Canisco common stock for $1.00 per share in cash. Canisco's board of directors has recommended that Canisco stockholders tender their shares. Following completion of the tender offer, Kenny intends to consummate a cash merger to acquire any shares not previously tendered. Canisco has approximately 2,536,565 shares outstanding.

The tender offer is conditioned, among other things, upon a minimum tender of a majority of the outstanding Canisco shares on a fully diluted basis and receipt of regulatory approvals, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Kenny is a leading provider of industrial services, particularly industrial cleaning and coating services, to over 700 customers in a broad range of industries, including steel, utility, general contracting, pulp and paper, petrochemical and other heavy manufacturing. Kenny's services, which require the use of Kenny-owned equipment and specially trained personnel, are typically provided at the customer's facilities during plant operations, regularly scheduled plant outages and emergency situations. Kenny currently has 25 offices located in the South, Midwest, and West.

Canisco Resources, Inc. provides versatile services supporting operations and facility maintenance for the power generation, pulp & paper and petro-chemical markets as well as general industry.

Kenny maintains its headquarters at 414 North Orleans Street, Suite 202, Chicago, Illinois 60610, and its telephone number is (312) 645-9000. Kenny's website address is www.kennyis.com.

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                                     -More-

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Kenny to acquire Canisco Resources, Inc.
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                           FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the definition of the Securities Act of 1933 and the Securities Exchange Act of 1934. Although the companies believe that these statements are based on reasonable assumptions, they can give no assurance that their goals will be achieved. The words "estimates," "believes," "expects," "anticipates," "plans," and "intends," variations of such words, and similar expressions are intended to identify forward-looking statements that involve risk and uncertainty. These statements are necessarily based upon various assumptions involving judgments with respect to the future including, among others, the ability to achieve synergies and revenue enhancements; national, international, regional and local economic, competitive and regulatory conditions and developments; technological developments; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the companies. Accordingly, while the companies believe that the assumptions are reasonable, there can be no assurance that they will approximate actual experience, or that the expectations will be realized. Other risk factors are detailed from time to time in Canisco's SEC reports.

                             Tender Offer Documents

At the time the tender offer is commenced, Kenny will file a tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) with the Securities and Exchange Commission (SEC), and Canisco will file a solicitation/recommendation statement with the SEC. Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer, when they become available, because they will contain important information. The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, will be made available to all stockholders of Canisco at no expense to them. In addition, investors and security holders may obtain a free copy of these statements (when available) and other documents filed by Kenny and Canisco at the SEC's website at www.sec.gov.